UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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LNB Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LNB BANCORP, INC.
457 Broadway
Lorain, Ohio, 44052

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2008

April 28, 2008

To the Shareholders of LNB Bancorp, Inc.:

The 2008 Annual Meeting of Shareholders of LNB Bancorp, Inc. (“LNB”) (the “Annual Meeting”) will be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio, 44052, on Tuesday, May 20, 2008, at 10:00 a.m. local time for the purpose of considering and voting upon the following matters as more fully described in the attached Proxy Statement:

1. To elect four directors for the next three years; and

2. To transact any other business which may properly come before the meeting or any postponement or adjournment of the meeting.

Shareholders of record at the close of business on April 11, 2008 will be entitled to vote the number of common shares held of record in their names on that date at the Annual Meeting.

We urge you to sign, date and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. You may revoke your proxy prior to its exercise.

By Order of the Board of Directors,

Robert F. Heinrich
Corporate Secretary

Your vote is important. Please mark, sign, date and mail the enclosed proxy form(s) whether or not you plan to attend the Annual Meeting. A return envelope is enclosed for your convenience.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

LNB BANCORP, INC.
457 Broadway
Lorain, Ohio 44052

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 20, 2008

Date, Time and Place of the Annual Meeting

This Proxy Statement is being furnished to shareholders of LNB Bancorp, Inc. (“LNB” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2008 Annual Meeting of Shareholders, and any postponement or adjournment thereof, to be held at the time and place set forth in the accompanying notice (the “Annual Meeting”). The notice of the meeting, this Proxy Statement, the Corporation’s annual report to shareholders for the fiscal year ended December 31, 2007 and the enclosed proxy card are first being sent to shareholders on or about April 28, 2008.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider the proposals that are described in the notice of Annual Meeting, and more fully addressed in this Proxy Statement. We encourage you to read all of these materials carefully, and then vote the enclosed proxy card.

At the Annual Meeting, LNB will ask its shareholders to vote upon a proposal to elect four directors of the company. The Board of Directors has nominated Terry D. Goode, James R. Herrick, Kevin C. Martin and Benjamin G. Norton, each of whom is currently a director of LNB, for election as directors.

The Board of Directors unanimously recommends that you vote “FOR” the director nominees in Proposal 1.

Please vote the enclosed proxy card TODAY by signing, dating and delivering the enclosed proxy card, by mail (using the enclosed postage-paid envelope).

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

The following are some questions that you may have regarding the matters being considered at the Annual Meeting as well as brief answers to those questions. LNB urges you to read the remainder of this Proxy Statement carefully because the information below does not provide all information that might be important to you.

Q:	When and where will the Annual Meeting of the shareholders of LNB take place, and who is entitled to vote at the Annual Meeting?

A:	The Annual Meeting will be held on Tuesday, May 20, 2008 at 10:00 a.m., local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052. You may attend the Annual Meeting and vote your shares in person, rather than voting the enclosed proxy card; but, whether or not you intend to attend the Annual Meeting, the Board of Directors urges you to sign, date and deliver the enclosed proxy card, as promptly as possible, by mail (using the enclosed postage-paid envelope). If you hold shares in street name and would like to vote your shares in person at the Annual Meeting, you must present a legal proxy from your bank, broker or nominee at the Annual Meeting.

LNB’s Board of Directors has fixed the close of business on April 11, 2008 (the “Record Date”) as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of record of LNB’s common shares at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each common share entitles record holders to one vote on each matter properly submitted for consideration at the Annual Meeting.

As of the Record Date, there were 2,015 record holders of the Corporation’s common shares and 7,295,663 of the Corporation’s common shares outstanding.

Q:	What may I vote on at the Annual Meeting?

A:	You may vote on Proposal 1 as described below.

Q:	What do I need to do now?

A:	Please carefully read and consider the information contained in this Proxy Statement, and vote your shares in any of the ways provided in this Proxy Statement.

Q:	How does the Board of Directors recommend that I vote?

A:	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1.

Q:	What should I do with any proxy card I may receive from Shareholders for a Better Bank?

A:	On April 18, 2008, LNB and Richard M. Osborne, Stever A. Calabrese and AMG Investments, LLC (shareholders who refer to themselves as Shareholders for a Better Bank, or “SBB”) entered into a Settlement Agreement (the “Settlement Agreement”) to settle certain contested matters concerning the Annual Meeting, including the election of directors. Under the terms of the Settlement Agreement, SBB agreed to withdraw its proposals for the Annual Meeting, dismiss all of its claims in the pending lawsuit against LNB, and comply with certain “standstill” restrictions with respect to LNB for a period of 18 months. LNB agreed to expand the Board of Directors to fifteen members, and the Board of Directors approved the addition of SBB’s two designees to the Board. The parties also agreed to the objective to reduce the size of the Board of Directors to twelve directors through normal retirement as required by LNB’s corporate governance guidelines.

Prior to the date of the Settlement Agreement, SBB sent out a limited amount of its own proxy materials concerning the Annual Meeting, with a number of SBB’s own proposals. Since SBB agreed to withdraw its proposals pursuant to the Settlement Agreement, SBB’s proxy materials are not applicable to our Annual Meeting. If you received proxy materials from SBB, or if you already returned a proxy card to SBB, you should sign, date and deliver the enclosed proxy card instead. The enclosed proxy card is the only card that may be used to vote your shares at the Annual Meeting.

Q:	How can I vote my common shares?

A:	If your common shares are registered directly in your name with our transfer agent, you are a shareholder of record with respect to those common shares, and you may either vote in person at the Annual Meeting or by signing, dating and returning the proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person, you should submit your proxy card as soon as possible. If your LNB common shares are held in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. “Broker non-votes,” if any, will be counted for determining whether there is a quorum. “Broker non-votes” will not be counted for the purposes of the election of directors under Proposal 1.

If the enclosed proxy card is properly executed and returned to LNB in time to be voted at the Annual Meeting, the common shares represented by your proxy will be voted in accordance with your instructions marked on the proxy card. Where properly executed proxies are returned but no such instructions are given, the proxy holders will vote “FOR” the election of the four director nominees nominated by the Board of Directors.

Q:	Will the proxy holders named on the proxy card have discretionary authority to vote my common shares?

A:	As to any matters that may properly come before the meeting that are not on the enclosed proxy card, the proxy grants to Daniel E. Klimas, Sharon L. Churchill and Robert F. Heinrich the authority to vote the shares for which they hold proxies in accordance with their discretion.

Q:	Can I change my vote?

A:	You may revoke a proxy at any time prior to its exercise by filing with LNB’s Secretary a written notice of revocation, by delivering to LNB’s Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a shareholder at the Annual Meeting will not automatically revoke any proxy previously given by such shareholder. Written notices of revoked proxies may be directed to Mr. Robert F. Heinrich, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

If you are a beneficial owner of common shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What constitutes a quorum?

A:	The number of shares held by the shareholders present in person or by proxy at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the number of shares present at the Annual Meeting. So long as one shareholder is present in person or by proxy at the Annual Meeting, a quorum shall be present for the transaction of business at the Annual Meeting.

Q:	What vote is required by LNB in connection with the proposal?

A:	The four director nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected as directors under Proposal 1.

Q:	What should I do if I receive more than one set of voting materials?

A:	If your common shares are registered differently and are held in more than one account, then you will receive more than one Proxy Statement and proxy card. Please be sure to vote all of your accounts so that all of your common shares are represented at the Annual Meeting.

Q:	What identification should I bring to the Annual Meeting?

A:	All shareholders who owned LNB common shares on the Record Date may attend the Annual Meeting. In order to gain admission to the Annual Meeting, please be sure to bring with you a valid government-issued personal identification with a picture (such as a driver’s license or passport). If your common shares are held in the name of a bank, broker or other nominee, you must also bring evidence of your ownership of common shares as of the Record Date, in the form of a letter or statement from your bank, broker or other nominee or the voting instruction card provided by the broker, in each case, indicating that you owned common shares as of the Record Date.

If you are a proxy holder for a LNB shareholder, then you must bring (1) the validly executed proxy naming you as the proxy holder, signed by a LNB shareholder who owned LNB common shares as of the Record Date, (2) a valid government-issued personal identification with a picture (such as a driver’s license or passport) and (3) if the shareholder whose proxy you hold was not a record holder of LNB common shares as of the Record Date, proof of the shareholder’s ownership of LNB common shares as of the Record Date, in the form of a letter or statement from a bank, broker or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those common shares as of the Record Date.

Q:	How will proxies for the Annual Meeting be solicited?

A:	In addition to soliciting proxies by mail, LNB, through its directors and officers and regular employees, may also solicit proxies personally or by telephone, telegram, advertisement, courier service, or other means of communication (such as e-mail). Such directors and officers and regular employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Q:	Who will bear the cost of soliciting proxies?

A:	LNB will bear the cost of soliciting proxies in the form enclosed herewith. LNB will request persons, firms and corporations holding common shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and LNB will reimburse the holders for their reasonable expenses in doing so.

COMPANY PROPOSAL
PROPOSAL 1 — ELECTION OF DIRECTORS

LNB’s Amended Code of Regulations (the “Code”) provides that the Board of Directors of the Corporation shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. The directors of each class shall hold office for a term of three years. At the Annual Meeting, four directors will be elected.

The Board of Directors has nominated Terry D. Goode, James R. Herrick, Kevin C. Martin and Benjamin G. Norton, each of whom is currently a director of the Corporation, for election to the Board of Directors at the Annual Meeting. Each of the LNB director nominees has indicated his willingness to serve another term as a director if elected, and has consented to be named in this Proxy Statement as a director nominee.

If any of the nominees to the Board of Directors should become unavailable for election, which is not currently expected, it is intended that the shares represented by proxy will be voted for any substitute nominee(s) as may be named by the Board of Directors. In no event will the proxy holders vote for more than four nominees or for persons other than those named in this Proxy Statement and any substitute nominee for any of them.

The Board of Directors unanimously recommends that you vote “FOR” all of the director nominees.

The names and qualifications of all of the current directors are set forth below in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU TO VOTE “FOR” ALL OF THE DIRECTOR NOMINEES.

LNB’s Nominees for Election as Directors

Class I Directors.  The following table sets forth certain information with respect to LNB’s nominees for election as Class I Directors of the Corporation at the Annual Meeting. There were no arrangements or understandings pursuant to which the nominees listed below were selected as directors or director nominees.

			Positions and
		Principal Occupation	Offices	Director
Name	Age	for Past Five Years	Held with LNB	Since

Class I
Terry D. Goode	53	Vice President, LandAmerica Financial Group, Inc. and Lorain County Title Company	Director	1997
James R. Herrick	56	President, Liberty Auto Group, Inc.	Director and Chairman	1999
Kevin C. Martin	51	President, EMH Regional Healthcare System, Elyria, Ohio	Director	2005
Benjamin G. Norton	68	LTI Power Systems, Consultant	Director	1983

Directors Continuing in Office

Class II and III Directors.  The following table sets forth certain information with respect to Class II and Class III Directors of LNB, whose terms expire in 2009 and 2010, respectively. J. Martin Erbaugh was appointed as a director by the Board of Directors effective May 10, 2007 in connection with consummation of LNB’s acquisition of Morgan Bancorp, Inc. and in accordance with terms of the related Agreement and Plan of Merger dated January 15, 2007. Daniel G. Merkel and Thomas P. Perciak were appointed as directors by the Board of Directors on April 22, 2008 pursuant to the Settlement Agreement described elsewhere in this Proxy Statement and in our April 23, 2008 Current Report on Form 8-K. Other than the arrangements with respect to Messrs. Erbaugh, Merkel and Perciak, there were no agreements or understandings pursuant to which any of the persons listed below were selected as directors.

			Positions and
		Principal Occupation	Offices	Director
Name	Age	for Past Five Years	Held with LNB	Since

Class II
J. Martin Erbaugh	59	President, JM Erbaugh Co., a private investment firm. Chairman of the Board of Morgan Bancorp, Inc. until its purchase by LNB	Director	2007
Lee C. Howley	60	President, Howley Bread Group Ltd.	Director	2001
Daniel E. Klimas	49	President and Chief Executive Officer and Director of LNB Bancorp, Inc. and The Lorain National Bank since February 2005. President, Northern Ohio Region, Huntington Bank from 2001 to February 2005	President and CEO, LNB Bancorp, Inc. and Director	2005
Jeffrey F. Riddell	56	President and Chief Executive Officer, Consumers Builders Supply Company	Director	1995
John W. Schaeffer, M.D.	62	President, North Ohio Heart Center, Inc.	Director	1999
Class III
Daniel P. Batista	73	Chairman of the Board, Wickens, Herzer, Panza, Cook and Batista, L.P.A.	Director	1983
Robert M. Campana	48	Owner of Campana Development, a real estate development company	Director	1997
James F. Kidd	68	President and Chief Executive Officer of LNB Bancorp, Inc. and The Lorain National Bank from December 2003 to February 2005; Vice Chairman of the Board, LNB Bancorp, Inc. and The Lorain National Bank, prior to December 2003 and February 2005 to present	Director and Vice Chairman	1989
Daniel G. Merkel	64	Regional President — Commercial Lending from 2001 to 2006 and Senior Vice President — Commercial Lending from 1995 to 2001 of Republic Bancorp, Inc.	Director	2008
Thomas P. Perciak	60	Mayor, City of Strongsville, Ohio, since January 1, 2004; Executive Vice President, Fifth Third Bank, Northeastern, Ohio from August 1999 to January 2004; President and Chief Executive Officer of Strongsville Savings Bank from January 1985 to August 1989	Director	2008
Donald F. Zwilling, CPA	62	Shareholder and Director of Barnes Wendling CPA’s, Inc. Director in charge of the firm’s Sheffield Village office.	Director	2005

OWNERSHIP OF VOTING SHARES

Security Ownership of Management and Principal Shareholders

The following table sets forth the beneficial ownership of the Corporation’s common shares by each of the Corporation’s directors and the Corporation’s named executive officers, and the directors and executive officers as a group, as of March 15, 2008.

	Common
	Shares
	Beneficially		Percentage of
Name of Beneficial Owner	Owned(1)		Class

Daniel P. Batista	32,639		*
Paul A. Campagna	3,924	(2)	*
Robert M. Campana	18,720	(3)	*
Sharon L. Churchill	219		*
J. Martin Erbaugh	103,049		1.41%
Terry D. Goode	66,500	(4)	*
James R. Herrick	8,000	(5)	*
Lee C. Howley	16,650	(6)	*
James F. Kidd	80,530		1.10%
Daniel E. Klimas	66,652	(7)	*
Kevin C. Martin	6,862		*
Daniel G. Merkel	10		*
Benjamin G. Norton	153,671	(8)	2.11%
Thomas P. Perciak	—		*
Jeffrey F. Riddell	127,474	(9)	1.75%
John W. Schaeffer, M.D.	15,296	(10)	*
Frank A. Soltis	4,802	(11)	*
Terry M. White	10,717	(12)	*
Donald F. Zwilling	4,390	(13)	*
All Directors and Executive Officers as a Group (18 in group)	709,388	(14)	9.64%

*	Ownership is less than 1% of the class.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the common shares reported.

(2)	Includes 1,454 shares beneficially owned by Paul A. Campagna, held in the Corporation’s 401(k) plan subject to shared voting and investment power.

(3)	Includes 18,023 common shares beneficially owned by Robert M. Campana, subject to shared voting and investment power with his spouse.

(4)	Includes 18,697 common shares beneficially owned by Terry D. Goode, subject to shared voting and investment power with his spouse.

(5)	Includes 8,000 common shares beneficially owned by James R. Herrick in his company’s 401(k) subject to shared voting and investment power.

(6)	Includes 5,530 common shares beneficially owned by Lee C. Howley and held by a partnership of which Mr. Howley is a partner and which are subject to shared voting and investment power.

(7)	Includes 60,000 common shares beneficially owned by Daniel E. Klimas subject to unexercised stock options which are vested and exercisable.

(8)	Includes 73,809 common shares beneficially owned by Benjamin C. Norton, held in a trust for the benefit of Mr. Norton’s spouse and subject to shared voting and investment power.

(9)	Includes (i) 44,378 common shares beneficially owned by Jeffrey F. Riddell, subject to shared voting and investment power with his spouse and children and (ii) 31,663 shares beneficially owned by Mr. Riddell which are held in a trust for the benefit of Mr. Riddell.

(10)	Includes 6,394 common shares beneficially owned by John W. Schaeffer, M.D., held by his spouse and subject to shared voting and investment power.

(11)	Includes 2,500 common shares beneficially owned by Frank A. Soltis which are subject to unexercised stock options which are vested and exercisable.

(12)	Includes 3,000 shares beneficially owned by Terry M. White which are held in the Corporation’s 401(k) plan, subject to shared voting and investment power. Mr. White resigned as Chief Operating Officer of the Corporation effective January 25, 2008.

(13)	Includes 709 common shares beneficially owned by Donald F. Zwilling which are held in a trust for the benefit of his spouse and subject to shared voting and investment power.

(14)	Does not include shares beneficially owned by Mr. White.

As of March 15, 2008, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

Name and Address of	Common Shares
Beneficial Owner	Beneficially Owned	Percent of Class

AMG Investments, LLC Richard M. Osborne Steven A. Calabrese(1)	510,000	7.00%
The Lorain National Bank
457 Broadway
Lorain, Ohio 44052(2)	501,476	6.87%

(1)	According to a Schedule 13D/A filed with the Securities and Exchange Commission on April 24, 2008, (i) AMG Investments, LLC (“AMG”) owns 330,000 common shares, or 4.5% of LNB’s outstanding common shares, (ii) Mr. Osborne beneficially owns 420,000 shares, including the 330,000 shares owned by AMG and 90,000 common shares owned by him individually, or 5.8% of LNB’s outstanding shares; and (iii) Mr. Calabrese beneficially owns 420,000 common shares, including the 330,000 common shares owned by AMG and 90,000 common shares owned by him individually, or 5.8% of LNB’s outstanding shares. Mr. Osborne and Mr. Calabrese are the managing members of AMG and, together, they have the power to vote 510,000 common shares, or 7.0% of LNB’s outstanding common shares. The address of AMG Investments, LLC and Richard M. Osborne is 8500 Station Street, Suite 113, Mentor, Ohio 44060. The address of Steven A. Calabrese is 1110 Euclid Avenue, Suite 300, Cleveland, Ohio 44115.

(2)	These common shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Lorain National Bank. As fiduciary, The Lorain National Bank has sole power to dispose of 114,189 of these common shares, shared power to dispose of 387,287 of these common shares, sole power to vote 31,659 of these common shares, and shared power to vote -0- of these common shares, for a total of 501,476 of the outstanding common shares of the Corporation.

CORPORATE GOVERNANCE

The Board of Directors met thirteen (13) times in 2007. Each director who served on the Board of Directors during 2007 attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served, except for David M. Koethe and Stanley G. Pijor, who retired from the Board effective as of the 2007 Annual Meeting of Shareholders. The non-employee directors meet in executive sessions after the end of each regularly scheduled Board meeting.

Neither the Board nor the Governance Committee has implemented a formal policy regarding director attendance at the Corporation’s annual meetings of shareholders. Typically, the Board holds its annual organizational meeting directly following each annual meeting of shareholders, which results in most directors being able to attend the Corporation’s annual meetings of shareholders. Eight of the directors attended the 2007 Annual Meeting of Shareholders.

In accordance with Nasdaq National Market rules, the Board of Directors determines the independence of each director and director nominee in accordance with the standards set forth in Rule 4200(a)(1)-(15) of the Nasdaq National Market listing rules. The Board of Directors has determined that all of the Corporation’s directors and director nominees are independent in accordance with the Nasdaq National Market listing standards, except for Mr. Klimas.

The Board of Directors has established a Code of Ethics and Business Conduct that applies to all directors, officers and employees, which may be found on the Corporation’s website at www.4lnb.com. The information on the Corporation’s website is not part of this Proxy Statement. The Corporation intends to post on its website all disclosures that are required by law or Nasdaq National Market listing standards concerning any amendments to, or waivers from, the Code of Ethics and Business Conduct. Shareholders may request a copy of the Code of Ethics and Business Conduct by written request directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: LNB Bancorp, Inc. Board of Directors, 457 Broadway, Lorain, Ohio 44052. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Governance Committee without any editing or screening.

Committees of the Board

The Board of Directors of LNB Bancorp, Inc., has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Executive Committee. Each Committee serves in a dual capacity as a Committee of the Corporation and The Lorain National Bank.

Audit and Finance Committee

Members
Lee C. Howley, Chairman
J. Martin Erbaugh
Kevin C. Martin
Donald F. Zwilling

The Audit and Finance Committee met eight (8) times during 2007. Eugene M. Sofranko served as a member of the committee until his retirement from the Board, effective as of October 31, 2007. J. Martin Erbaugh was appointed as a member of the committee in November 2007. The functions of the Audit and Finance Committee include the engagement of independent auditors, reviewing with those independent auditors the plans for and results of their audit of the Corporation, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditors, reviewing the Corporation’s financial results and Securities and Exchange Commission filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee, which may be found on the Corporation’s website at www.4lnb.com. All members of the Audit and Finance Committee meet the independence standards of Rule 4200(a)-(15) of the Nasdaq National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the Audit and Finance Committee qualifications of Rule 4350(d)-(2) of the Nasdaq National Market listing standards. The Board of Directors has determined that Lee C. Howley is an “audit committee financial expert” pursuant to the requirements of Item 407(d)(5) of Regulation S-K. The report of the Audit and Finance Committee for 2007 appears under the caption “Report of the Audit and Finance Committee.”

Compensation Committee

Members
Robert M. Campana, Chairman
James R. Herrick
James F. Kidd
Kevin C. Martin
Benjamin G. Norton
Donald F. Zwilling, CPA

The Compensation Committee is comprised entirely of independent directors as prescribed by Nasdaq National Market listing standards. The Board of Directors has adopted a Compensation Committee Charter, which may be found on the Corporation’s website at www.4lnb.com. The Compensation Committee met eight (8) times during 2007. James F. Kidd was appointed as a member of the Compensation Committee in February 2008. The Compensation Committee is responsible for determining Director and executive officer compensation. The committee’s role in establishing compensation for the Corporation’s executive compensation is discussed further under the caption “Compensation Discussion and Analysis” and the committee’s report on executive compensation matters for 2007 appears under the caption “Report of the Compensation Committee on Executive Compensation.”

Governance Committee

Members
Jeffrey F. Riddell, Chairman
Benjamin G. Norton
John W. Schaeffer, M.D.

The Governance Committee is comprised entirely of independent directors as prescribed by Nasdaq National Market listing standards. The Board of Directors has adopted a Governance Committee Charter which may be found on the Corporation’s website at www.4lnb.com . The Governance Committee met nine (9) times during 2007.

The Governance Committee is responsible for developing and recommending to the Board corporate governance policies and guidelines for the Corporation. The committee also develops guidelines for identifying director and committee member candidates and recommends qualified candidates to the Board for nomination for election to the Board and appointment to committee membership in accordance with the Corporation’s Amended Code of Regulations. The committee recommends director candidates to the Board of Directors for nomination, in accordance with the Corporation’s Amended Code of Regulations. The committee evaluates and assesses the background and skills of potential directors committee members. The Governance Committee may engage a third party search firm to assist in identifying potential directors if necessary, but has not done so and, accordingly, has paid no fees to any such firm.

The Governance Committee considers the following criteria in determining whether an individual is qualified to serve as a director of the Corporation: independence (a majority of the directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a director; particular experience, skills or expertise relevant to the Corporation’s business; depth and breadth of business and civic experience in leadership positions; and ties to LNB’s geographic markets. Shareholders may propose potential director nominees for the consideration of the Governance Committee by submitting the names and qualifications of such persons to the Chairman of the Governance Committee at the Corporation’s executive offices, which submissions then will be forwarded to the Chairman. The Governance Committee will evaluate the qualifications of any such persons using the criteria outlined above and will consider whether to recommend the nomination of any such person in light of the committee’s evaluation of the person’s qualifications, the qualifications of any other potential director nominees and then current size and composition of the Board of Directors. In order for any such potential director nominees to be evaluated for nomination at an annual meeting of shareholders, submissions of the name and qualifications of such potential nominees should be made no later than the December 31st prior to the annual meeting. The Governance Committee is not obligated to recommend to the Board, nor is the Board obligated to nominate any such individual for election as a director. The Governance Committee did not receive any submissions from shareholders in accordance with these procedures during 2007 in respect of the class of directors to be elected at the Annual Meeting.

Executive Committee

Members
James R. Herrick, Chairman
James F. Kidd, Vice Chairman
Robert M. Campana
Terry D. Goode
Lee C. Howley
Daniel E. Klimas
Jeffrey F. Riddell

The Executive Committee is authorized and empowered to exercise, during the intervals between meetings of the Board of Directors, all of the powers of the Board of Directors in the management and control of the Corporation to the extent permitted by law. This Committee met nine (9) times during 2007.

Report of the Audit and Finance Committee

The Audit and Finance Committee of the LNB Bancorp, Inc. Board of Directors is composed of four (4) directors, each of whom is independent as defined by the Nasdaq National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit and Finance Committee has met and held discussions with management and Plante & Moran, PLLC, the Corporation’s independent auditors in 2007. In fulfilling its oversight responsibility as to the audit process, the Audit and Finance Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Finance Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit and Finance Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of LNB’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit and Finance Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with Those Charged with Governance,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The committee also discussed the results of the internal audit examinations.

The Audit and Finance Committee reviewed the audited consolidated financial statements of LNB Bancorp, Inc. as of and for the year ended December 31, 2007, with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit and Finance Committee recommended to the Board that LNB’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. During 2007, the Audit and Finance Committee appointed Plante & Moran, PLLC as the Corporation’s independent auditors for 2007.

Audit and Finance Committee

Lee C. Howley, Chairman
J. Martin Erbaugh
Kevin C. Martin
Donald F. Zwilling

Independent Auditors

On June 2, 2006, the Board of Directors of the Corporation dismissed KPMG LLP as its independent registered public accounting firm. The decision to dismiss KPMG was recommended and approved by the Audit Committee and approved by the Board of Directors. KPMG’s audit reports on the Corporation’s consolidated financial statements for the years ended December 31, 2005 and December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2005 and 2004 and in the subsequent interim period from January 1, 2006 to June 2, 2006, there were no (i) disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its reports, and (ii) no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

On June 2, 2006, the Corporation engaged Plante & Moran, PLLC as its new independent registered public accounting firm. The decision to engage Plante & Moran was recommended and approved by the Audit and Finance Committee and approved by the Board of Directors. During the Corporation’s two most recent fiscal years and in the subsequent interim period from January 1, 2006 to June 2, 2006, neither the Corporation nor anyone acting on its behalf consulted with Plante & Moran regarding (1) the application of accounting principles to any transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the Corporation’s financial statements; or (3) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to LNB for the fiscal years ended December 31, 2007 and December 31, 2006 by LNB’s principal accounting firm, Plante & Moran, PLLC and its former principal accounting firm KPMG LLP (2006 only).

	For the Year Ended December 31,
	2007	2006

Audit fees(a)	$257,900	$228,000
Audit-related fees(a)	20,525	—
Tax fees(b)	20,000	20,000
All other fees(c)	53,000	40,500

(a)	Includes fees for consulting services related to acquisition accounting and other accounting and reporting matters.

(b)	Includes fees for services related to tax compliance.

(c)	The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence and has determined that the provision of such services has not affected the principal accountant’s independence. In 2006 and 2007 these fees include fees for services related to benefit plan audits.

The Audit and Finance Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

The Audit and Finance Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and reviewed such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit and Finance Committee or, in the absence of such action, by the Audit and Finance Committee Chairman, whose action shall be considered to be that of the entire committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Corporation at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit and Finance Committee and approved prior to the completion of the audit. No services were provided by Plante & Moran, PLLC pursuant to these exceptions in 2007 or 2006.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors (the “Compensation Committee”) operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Corporations’ executive compensation policies and for the approval and administration of the Corporation’s existing and proposed executive compensation plans. The Compensation Committee’s responsibility includes determining the contents of the Corporation’s executive compensation plans, authorizing the awards to be made pursuant to such plans and annually reviewing and approving all compensation decisions relating to the Corporation’s officers, including the President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

The members of the Compensation Committee are Robert M. Campana, Chairman, Benjamin G. Norton, James R. Herrick, Kevin C. Martin, and Donald F. Zwilling. Each of the current members of the Compensation Committee meets the definitions of (i) “independent” within the meaning of the listing standards of The Nasdaq Stock Market, (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Charter

The Board of Directors of the Corporation has adopted a charter which describes the responsibilities, functions and authority of the Compensation Committee. The full text of the charter is available on the Corporation’s website at www.4lnb.com by clicking on the link for “Investor Relations.” There were eight meetings of the Compensation Committee in 2007.

Role of Executives in Establishing Compensation

The Corporation’s Human Resources Department and other members of management assist the Compensation Committee in its administration of the Corporation’s executive compensation program and the overall Corporation’s benefits program. The Corporation’s Chief Executive Officer assesses the performance of each of the Corporation’s other executive officers and provides recommendations to the Compensation Committee as to the structure and amounts of salary, cash bonus awards and equity incentive awards to be paid to such executive officers. The CEO formulates his recommendations with the assistance of the Corporation’s Senior Vice President of Human Resources and by using external industry data surveys developed by America’s Community Bankers, The Delves Group, The Ohio Bankers League, Salary.com and Robert Half. The Corporation did not engage an independent compensation consultant during 2007.

The CEO and the Senior Vice President of Human Resources both attend each meeting of the Compensation Committee for the purpose of providing insight into the Corporation’s performance, the performance of individual executives and their contribution to the Corporation’s performance and to make recommendations as to the structure and implementation of elements of executive compensation. The CEO and the Senior Vice President of Human Resources each recuse themselves from any discussions of their individual compensation by the Compensation Committee. The Compensation Committee believes that the input of these executives provides the Compensation Committee with information necessary to make informed decisions on executive compensation that are consistent with the Compensation Committee’s overall philosophy.

General Compensation Philosophy

The Compensation Committee has determined that the Corporation, as a performance-driven business, should reward outstanding financial results with appropriate compensation. The Compensation Committee’s strategy for carrying out this philosophy is to seek to link executive compensation with the Corporation’s financial performance and, at the same time, to be sensitive to external market factors which might affect such performance but be outside the control of the Corporation’s executives. The Compensation Committee recognizes the importance of maintaining compensation and benefits at competitive levels in order to attract and retain talented executives.

The Corporation’s executive compensation program consists of three primary components: base salary, an annual cash bonus and equity incentive awards. In general, base salaries are established at or near market median levels for comparable positions in Northeast Ohio banks and banks of similar size in other regions, and an opportunity for higher compensation is provided through annual cash bonuses. These opportunities are dependent upon the achievement of financial objectives established in advance and reflective of the opportunities and challenges present in the Corporation’s industry. In addition, long-term compensation has been awarded in the form of a combination of a cash bonus and equity awards to the CEO and in the form of equity awards to the other Named Executive Officers. Equity awards, in particular stock options and stock appreciation rights, to the Named Executive Officers, are intended to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

Since the Compensation Committee believes that equity-based compensation aligns the long-term interests of employees with those of shareholders, it has included equity award grants as an element of executive compensation in 2007 for its key executives including the Named Executive Officers. In determining whether to make equity award grants, the Compensation Committee considered the recommendations of the Chief Executive Officer regarding the granting of equity awards for the Corporation’s key executives including the Named Executive Officers. In determining appropriate equity-based compensation awards for the Corporation’s executives, the Compensation Committee focused on the current performance and achievements of the executive, the competitive market survey information, and the executive’s present and potential future contribution to the Corporation’s success.

The Corporation also provides its executives with certain other benefits, including the opportunity to participate in a 401(k) retirement savings plan. Certain compensatory insurance benefits and other perquisites described below and in the Summary Compensation Table also are available to the Corporation’s executives. Some of the Named Executive Officers have entered into agreements with the Corporation that provide for certain benefits based upon certain events following a change of control of the Corporation. The Compensation Committee believes these agreements will: align the interests of the executives and the Corporation’s shareholders should such a change arise; ensure that the Named Executive Officers remain in their positions during periods of ownership transition; and allow these officers to make operational decisions which are in the best interests of the Corporation and its shareholders.

The Compensation Committee believes these various elements of the executive compensation and benefits program further the Corporation’s business objectives and the interests of its shareholders by attracting and retaining the talented executive leadership necessary for the growth and success of the Corporation’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders.

Elements of Compensation

A primary role of the Committee is to analyze the competitiveness of, and the structure and amounts of annual base salary, annual cash bonus awards and long-term equity incentive awards, where applicable, to be paid to the Corporation’s executives. The Compensation Committee also structures and monitors the Corporation’s equity-based compensation plans, employment and change in control contracts with its executive officers which include, among other things, provisions relating to executives in the event of a change in control of the Corporation. In order to gauge the competitiveness of the Corporation’s executive compensation level, the Compensation Committee analyzes market data regarding annual base salary, annual cash bonus awards and long-term equity incentive awards paid by companies in what the Compensation Committee considers the Corporation’s “primary competitor group,” which includes banks within a Tri-State area with $1 billion in assets and a “secondary competitor group,” which includes banks from across various states having annual revenue similar to that of the Bank. The Compensation Committee relies on management and external research to identify the individual companies which make up these competitor groups. The Compensation Committee and the Human Resources department believe that the most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, in identifying the group of surveyed employers, the Human Resources department assembles market data on companies having projected revenues similar to that of the Corporation, with particular emphasis on larger employers which may be significant competitors for executive talent. The assembled data is then reviewed by the Chief Executive Officer, the Senior Vice President of Human Resources and with respect to each of the top executive officer positions, adjusted for the scope of responsibilities of the position within the Corporation as compared to the equivalent responsibilities of positions within the companies included in the survey data. The Compensation Committee then compares the Corporation’s compensation and benefits practices with those of the other companies included in the survey data and takes the results into account when establishing compensation guidelines and recommendations for executives.

In determining each executive’s base salary and annual cash bonus opportunity, the Compensation Committee considers those two elements together in order to set an appropriate level of total annual cash compensation. In general, the Compensation Committee seeks to give each executive the opportunity to earn an annual cash bonus that, if earned, and when combined with the executive’s base salary, would result in total annual cash compensation to the executive that is competitive with the market data provided by the surveys. The Compensation Committee adopted base salary and annual cash bonus opportunities for the Named Executive Officers in 2007 that were consistent with this policy, based on the information provided to the Compensation Committee.

Annual Base Salary

Generally, the Compensation Committee seeks to establish an annual base salary level for each executive that falls at or near the competitive market levels established for the surveyed positions of executives having similar responsibilities. The Compensation Committee believes that establishing base salaries at this level helps the Corporation attract and retain talented executives and, when paired with the opportunity to earn annual cash bonuses, appropriately rewards executives based on performance.

In establishing salary levels for each executive other than the CEO, the Compensation Committee, at its regular meeting early in the fiscal year, considers annual survey information from the Human Resources Department and also reviews annual recommendations from the CEO. The Compensation Committee also takes into account whether each executive met key objectives, and considers each executive’s potential future contributions to the Corporation. In addition, the Compensation Committee determines whether each executive’s base salary provides an appropriate reward for the executive’s role in the Corporation’s performance and incentive for the executive to contribute to sustaining and enhancing the Corporation’s long-term performance. Important components that are considered by the Compensation Committee in establishing base salary levels are: know how required to meet the position requirements, span of control, accountability, educational requirements, years of experience, division sales and profit objectives, key departmental objectives, and market salary surveys. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered in the aggregate by the Compensation Committee and are not specifically weighted in establishing base salaries. The base salary levels established for 2007 were based on the judgment of the Compensation Committee, taking into account the CEO’s input regarding each executive’s achievement of applicable 2006 operating and financial objectives and the targeted salary ranges based on market salary information. Where necessary, the Compensation Committee may recognize the particular talents, unique skills, experience, length of service to the Corporation and depth of banking or functional knowledge of certain key executives and determine that their base salary levels must be established above the market range to retain these executives.

The CEO’s base salary for 2007 was established in accordance with his employment agreement with the Corporation, entered into when he joined the Corporation in 2005. The Compensation Committee determined that the base salary amount provided in the employment agreement with the CEO was appropriate based upon the CEO’s experience, accountability, know how and problem solving abilities, the market survey data reviewed by the Compensation Committee, and because it allowed the Corporation to attract and employ an experienced senior banking executive with the experience and ability to manage the Corporation, with the goal of growing the bank to an institution with $1 billion in assets in Lorain and its contiguous counties by the end of 2008.

Annual Cash Bonus

The Compensation Committee generally seeks to give each executive an opportunity to earn an annual cash bonus when the Corporation meets established financial goals, that would result in total annual cash compensation (salary plus bonus) that is within the competitive range of surveyed employers. The Compensation Committee annually determines the appropriate target bonuses for each executive officer (as a percentage of the executive’s salary) so that total annual cash compensation for such executive officer will be competitive within the market, and the executive will have the potential to receive additional bonus amounts if such objectives are exceeded. In determining the target amounts, the Compensation Committee takes into account the cash bonus opportunities established by the surveyed competitor groups identified.

Each year, the Compensation Committee considers a recommendation from the CEO regarding the appropriate performance goal for that year’s earnings at which target bonuses will be earned. The Compensation Committee also takes into account the Corporation’s forecasted annual profitability plan, which is thoroughly reviewed and discussed by the entire Board of Directors. The targeted profitability goal before unusual items is generally set at a level which the Compensation Committee believes is challenging but achievable, and when achieved, the executives are deserving of an annual cash management incentive plan payout. The Compensation Committee may adjust this practice in the future to reflect the realities imposed by external market factors.

The Compensation Committee adopted the 2007 Management Incentive Plan for Key Executives to provide for the payment of cash bonuses to participating employees, including the Named Executive Officers, upon the Corporation’s achievement of a specified profitability goal during 2007, which is further described below in the Grants of Plan-Based Awards For Fiscal Year 2007 Table. The plan was designed to be consistent with the Corporation’s philosophy that executive compensation should be linked with the Corporation’s financial performance. In order for any bonus to be payable to any employee under the plan, the Company had to achieve the specified target profitability goal, which was net earnings of $6,578,000 for 2007. The size of the total potential bonus pool available under the plan would have increased as the Corporation’s profitability increased, subject to a maximum aggregate amount of 200% of the aggregate target bonuses for all participants in the plan to be calculated using straight line interpolation between the performance goal and the actual amount of profitability achieved over and above the performance goal. If the Company achieved the specified target profitability amount, each officer would have been entitled to a bonus amount based on a percentage of their base salary, subject to the approval of the Compensation Committee in its sole discretion. If the Corporation had achieved the target profitability goal, the Compensation Committee anticipated providing the following Named Executive Officers with bonus amounts based on the following percentages of their respective annual base salaries: Mr. Klimas 50%; Mr. White 15%; Mr. Soltis 20%; and Mr. Campagna 15%. The actual bonus amounts paid would have been determined based on the recommendation of the CEO and subject to the approval of the Compensation Committee. The CEO’s recommendations would be based on whether the Corporation met its profitability goal and on how the Named Executive performed with respect to their departmental goals. Given that in 2007 the Corporation’s target profitability level was not achieved, bonus payments were not made under the 2007 Management Incentive Plan for Key Executives.

Exemplary Service Cash Bonus

Recognizing and rewarding the exceptional contributions of employees is a key component to retaining talented individuals. The Corporation has, from time to time, rewarded certain employees for exemplary service in one or more of their responsibilities. The criteria considered in awarding these bonuses fall into the following categories:

•	Service excellence-Provides superior service to internal and external customers, ensures customer satisfaction, acts a company team player. Working above and beyond normal expectations to reduce backlog or support conversion. Improving timeliness and/or quality of service.

•	Operational/Efficiency Improvement -Understands how the bank operates and realizes profits, prioritizes time and investments in appropriate manner, operates efficiently and cost effectively. Significant contributions that reduce expenses, lower costs or improve profitability. Developing and/or implementing ideas that improve internal work processes.

•	Productivity-Ensures the highest degree of quality, responsiveness and accuracy.

•	Strategic and Organizational Development-Making substantial strides to obtain needed skills/competencies with the associates of the Corporation.

A cash bonus award may range from $25 to 10% of the employee’s base salary. Mr. Soltis was awarded a one time cash bonus of $12,500 for 2007 under the program categories of Service Excellence and Operational/Efficiency Improvement for his department’s work on the Morgan Bank, N.A. information technology and operational conversion.

Long-Term Compensation Awards

During 2007, the CEO was granted a stock option to purchase common shares of the Corporation, in accordance with the terms of his employment agreement with the Corporation, entered into when he joined the Corporation in 2005. The agreement provides for the grant to the CEO of stock options to purchase 30,000 common shares each on February 1, 2005, 2006 and 2007. The stock options vest in annual installments of one-third of the shares underlying the grant on each anniversary of the date of grant. Each option was granted at an exercise price equal to the closing price per share of the Corporation’s common shares as quoted on the Nasdaq Stock Market on the date of grant.

The Compensation Committee also granted stock options to certain Named Executive Officers and key employees, as compensation for their services in 2007. During 2007, the Corporation incurred expenses that were necessary to meet the Corporation’s long term growth and acquisition objectives. While these expenses limited the ability of the management team to meet the Corporation’s profitability goal and earn cash bonuses under the 2007 Management Incentive Plan for Key Employees described above, progress was made on a departmental level, in particular in updating the Corporation’s information technology capabilities and in integrating Morgan Bank’s operations following its acquisition by the Corporation. Thus, to recognize the efforts extended in 2007 by the key executive officers and employees, on February 4, 2008, the Compensation Committee granted stock options to certain key employees, including Mr. Soltis, Ms. Churchill and Mr. Campagna, who were each granted stock options to purchase 2,500 common shares.

During 2007, the Compensation Committee developed the 2007 Chief Executive Officer Long-Term Incentive Plan as a fourth primary element of the CEO’s compensation program. The Compensation Committee believes that the CEO is the primary force for the long term strategic vision of the Corporation. The plan provides for an incentive payment in cash, equity awards, or a combination of both, to the CEO in an aggregate amount of up to 50% of his base salary, as determined by the Compensation Committee based on achievement of the CEO’s long-term strategic goals. This target amount was based on total long-term compensation granted to similar employees by companies in the competitor peer groups identified by management and approved by the Board of Directors.

In 2007, the Chairman of the Board and the CEO established long-term goals for the Corporation for the CEO to implement during the year. These goals were reviewed and approved by the Compensation Committee. Following the end of 2007, the Compensation Committee evaluated the CEO’s performance against the established goals and determined the appropriate percentage of the CEO’s targeted 50% of base salary to be paid as long-term compensation to the executive. In determining the amount of the long-term compensation to be paid to the Chief Executive Officer, the Compensation Committee considered the degree of difficulty involved in achieving the goals in an ever changing competitive environment.

The Compensation Committee believes that the primary benefit to the Corporation of long term awards is to motivate the CEO to increase shareholder value and ensure adequate executive retention through the grant of long-term compensation awards. The long-term compensation granted to the CEO in 2007 was based on the judgment of the Compensation Committee, taking into account the CEO’s achievement of applicable 2007 objectives, which included but were not limited to: assessment of loan process and loan quality, progress of Independence Loan /Treasury Office; progress of Avon Pointe Commercial Real Estate Office, acquisition and merger of Morgan Bank, N.A. into the Corporation, and growth in fee income.

The Compensation Committee took into account the survey results regarding CEO compensation at comparable employers, as well as certain of the financial performance objectives described above. The Compensation Committee noted that under the CEO’s leadership, key operational improvements were accelerated. Further, the Corporation continues to extend its presence in neighboring counties, develop products which complement its existing product lines and have expanded the Indirect Loan Programs through the Morgan Bank. N.A. acquisition. Progress was made in meeting the Corporation’s long-term strategic objectives set by management and reviewed by the Board of Directors each year. It is the Compensation Committee’s opinion that meeting these objectives is critical to the ongoing success of the Corporation and that the Corporation has moved toward meeting these objectives under the CEO’s leadership. The Compensation Committee also believes that the CEO continued to keep the Corporation’s strategic direction in line with the ever-changing marketplace in which the Corporation operates. This includes his leadership role in identifying strategic initiatives on an annual basis that are needed to keep the Corporation competitive. All of these objectives were considered in approving the cash payment of $100,000 and an equity award of stock options to purchase 50,000 common shares to the CEO under the 2007 Chief Executive Officer Long-Term Incentive Plan.

Under the Corporation’s equity incentive award plans, the Corporation also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee from time to time. No such awards were granted during 2007.

Personal Benefits and Perquisites

The Corporation has established the Lorain National Bank Retirement Savings Plan, a qualified 401(k) defined contribution plan, to which the Corporation makes contributions on behalf of the each of the Named Executive Officers. The Corporation also maintains and pays premiums on behalf of each Named Executive Officer under the Life Insurance and Long-term Disability Plan, an Accidental Death and Dismemberment Plan, and provides partial payment of premiums for medical benefits if the Named Executive Officer so elects.

The Corporation provided certain Named Executive Officers certain perquisites in 2007, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to similarly situated executives within the competitor peer groups, and are thus useful to the Corporation in attracting and retaining qualified executives. These perquisites include the payment of life and disability insurance benefits, automobile expenses, and country club dues as described below under the Summary Compensation Table.

Elements of Post-Termination Compensation

The Corporation previously entered into employment agreements with Mr. Klimas and Mr. White which provide for the payment of certain severance benefits upon termination of employment in certain circumstances, including following a change of control of the Corporation, which arrangements are summarized below under Other Potential Post-Employment Compensation. Mr. White’s agreement terminated following his departure from the Corporation in January 2008. The Compensation Committee believes that the severance arrangements provided for in these agreements are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Corporation. These agreements also address the Corporation’s interest in ensuring the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover.

Compensation Policies

Section 162(m) of the Internal Revenue Code

The Compensation Committee believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. The Corporation recognizes, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. Because the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, the Compensation Committee intends generally to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements for this exemption whenever administratively and practically feasible. The Board and the Compensation Committee, however, could award non-deductible compensation in other circumstances, as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, there is no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and in the Corporation’s definitive proxy statement prepared in connection with its 2008 Annual Meeting of Shareholders.

Compensation Committee

Robert M. Campana, Chairman
James R. Herrick
James F. Kidd
Kevin C. Martin
Benjamin G. Norton
Donald F. Zwilling

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Corporation specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Corporation’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee was comprised of Messrs. Campana, Herrick, Martin, Norton and Zwilling, each of whom is an independent director.

Summary Compensation Table

The following table presents the total compensation to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Corporation in 2007 (the “Named Executive Officers”).

									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary		Bonus		Awards	Awards(1)	Compensation(2)	Earnings	Compensation(3)		Total

Daniel E. Klimas	2007	$300,000		$100,000	(4)	—	$69,950	—	—	$11,938	(5)	$481,888
President and Chief Executive Officer	2006	$304,261		$105,000	(4)	—	$69,819	—	—	$18,581	(5)	$497,661
Terry M. White	2007	$197,500		—		—	$311	—	—	$16,034	(6)	$213,845
Chief Financial Officer(7) Chief Operating Officer	2006	$188,182		—		—	$1,968	—	—	$16,826	(6)	$206,976
Sharon L. Churchill	2007	$93,844	(8)	—		—	—	—	—	$10,126	(9)	$103,970
Chief Financial Officer(7)
Frank A. Soltis	2007	$168,000		$12,500	(10)	—	$222	—	—	$14,942	(11)	$195,664
Senior Vice President — Information Technology & Operations	2006	$169,517		—		—	$4,305	—	—	$15,798	(11)	$189,620
Paul A. Campagna	2007	$145,000		—		—	$311	—	—	$14,083	(12)	$159,394
Sr. VP Chief Lending Officer

(1)	The values reported in this column represent amount recognized by the Corporation for financial statement purposes with respect to stock options and/or stock appreciation rights awarded to the Named Executive Officers during and/or prior to 2007. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the amounts reported in this table, see the discussion of “Stock Options and Stock Appreciation Rights” in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	The targeted levels established by the Compensation Committee pursuant to the Corporation’s 2007 Management Incentive Plan for Key Executives and 2006 Management Incentive Plan for Key Executives were not achieved. Accordingly, no compensation was paid to the officers under non-equity incentive plans in 2007 or 2006. For a description of the 2007 bonus opportunities established by the Compensation Committee under the 2007 Management Incentive Plan for Key Employees, see footnote 3 to the Grants of Plan-Based Awards Table that follows.

(3)	For purposes of the disclosure in the Summary Compensation Table, perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer.

(4)	Represents amounts earned by Mr. Klimas in 2007 and 2006 as a long-term incentive award at the discretion of the Compensation Committee in accordance with the terms of his employment agreement with the Corporation. See “Compensation Discussion and Analysis” for a discussion of the factors considered by the Compensation Committee in determining the terms of this award.

(5)	Compensation reported in this column includes (i) contributions made by the Corporation in 2007 and 2006 on behalf of Mr. Klimas to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2007 and 2006 under the Corporation’s life, long-term disability and accidental death and dismemberment plans on behalf of Mr. Klimas; (iii) payments made in 2007 and 2006 for a vehicle leased by the Corporation for use by Mr. Klimas; and (iv) country club dues paid in 2007 and 2006.

(6)	Compensation reported in this column includes (i) contributions made by the Corporation in 2007 and 2006 on behalf of Mr. White to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2007 and 2006 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. White; and (iii) premiums paid by the Corporation in 2007 and 2006 under the Corporation’s health insurance plans on behalf of Mr. White.

(7)	Mr. White served as Chief Financial Officer until March 5, 2007, when he was appointed Chief Operating Officer of the Corporation and Sharon L. Churchill was appointed Chief Financial Officer of the Corporation. Effective January 25, 2008, Mr. White resigned as Chief Operating Officer of the Corporation. Prior to being appointed as Chief Financial Officer on March 5, 2007, Ms. Churchill served as the Controller of the Corporation.

(8)	Of the amount disclosed in this column for 2007, $87,975 was paid with respect to Ms. Churchill’s service as Chief Financial Officer from March 5, 2007 through December 31, 2007 and $15,995 was paid with respect Ms. Churchill’s service as Controller of the Corporation from January 1, 2007 to March 5, 2007.

(9)	Compensation reported in this column includes (i) contributions made by the Corporation in 2007 on behalf of Ms. Churchill to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2007 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Ms. Churchill; and (iii) premiums paid by the Corporation in 2007 under the Corporation’s health insurance plans on behalf of Ms. Churchill.

(10)	Represents amount paid to Mr. Soltis as an Exemplary Service Cash Bonus for 2007. See “Compensation Discussion and Analysis” for a discussion of the factors considered by the Compensation Committee in making this award.

(11)	Compensation reported in this column includes (i) contributions made by the Corporation in 2007 and 2006 on behalf of Mr. Soltis to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2007 and 2006 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Soltis; and (iii) premiums paid by the Corporation in 2007 and 2006 under the Corporation’s health insurance plans on behalf of Mr. Soltis.

(12)	Compensation reported in this column includes (i) contributions made by the Corporation in 2007 on behalf of Mr. Campagna to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation in 2007 under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Campagna; and (iii) premiums paid by the Corporation in 2007 under the Corporation’s health insurance plans on behalf of Mr. Campagna.

Employment Agreements

Mr. Klimas

The Corporation has entered into an employment agreement with Mr. Klimas which had an initial term of three years commencing February 1, 2005, and which provides that, unless the agreement is terminated by either party on or before November 1, 2006 and on or before each November 1st thereafter, the agreement term will automatically renew for one additional year, such that the agreement term (unless terminated prior to such automatic extension) shall not be less than fifteen (15) months, and after November 1, 2006 shall not be greater than twenty-seven (27) months. The employment agreement provides for an annual base salary of $300,000, bonus payments based on the attainment by Mr. Klimas of mutually agreed upon performance levels and perquisites consistent with those available to the registrant’s other executives. On February 1, 2005, Mr. Klimas also received a signing bonus of $115,000 and an award of 5,000 unrestricted shares of the registrant’s common stock. The employment agreement also provides for the grant of stock options to purchase 30,000 shares of the registrant’s common stock on February 1, 2005 and each of the first two anniversaries thereof, which options vest over periods ending in 2010. In addition, the employment agreement provides for the development of a long-term incentive award plan for Mr. Klimas, commencing in 2006. The agreement also contains non-disclosure and non-compete provisions that, among other things, prohibit Mr. Klimas from competing with or soliciting employees, customers or clients of the Corporation for a period of one year following the termination of his employment.

Mr. White

The Corporation and Mr. White entered into an employment agreement, pursuant to which Mr. White was employed by the Corporation for a term commencing on April 1, 2002 and continuing until terminated pursuant to the provisions of the agreement. The employment agreement provided for a base salary of $130,000 per annum, adjusted annually at the discretion of the Compensation and Governance Committee, bonus payments to paid from time to time at the sole discretion of the Corporation’s Board of Directors and full participation in all incentive and other compensatory plans available generally to the Corporation’s executive officers. The agreement also contains non-disclosure and non-compete provisions that, among other things, prohibit Mr. White from competing with or soliciting employees, customers or clients of the Corporation for a period of either one or two years (determined at the election of the Corporation) following the termination of his employment. Mr. White resigned from the Corporation effective as of January 25, 2008.

Grants of Plan-Based Awards For Fiscal Year 2007

The following table shows, for the Named Executive Officers, plan-based awards to those officers during 2007, including restricted stock awards and stock option grants, as well as other incentive plan awards.

								All Other	All Other			Grant
								Stock	Option		Exercise	Date Fair
		Estimated Future Payouts						Awards:	Awards:		or Base	Value
		Under Non-Equity						Number of	Number of		Price of	of Stock
		Incentive Plan Awards						Shares of	Securities		Option	Option
	Grant	Threshold		Target		Maximum		Stock or	Underlying		Awards	Awards
Name	Date	($)		($)		($)		Units (#)	Options (#)		($/Sh)	($)(1)

Daniel E. Klimas	2/1/07	—		—		—		—	30,000	(2)	$16.00	$63,000
	1/23/07		(3)		(3)		(3)	—	—		—	—
Terry M. White	1/23/07		(3)		(3)		(3)	—	—		—	—
Sharon L. Churchill	—	—		—		—		—	—		—	—
Frank A. Soltis	1/23/07		(3)		(3)		(3)	—	—		—	—
Paul A. Campagna	1/23/07		(3)		(3)		(3)	—	—		—	—

(1)	The values reported in this column represent the FAS 123R value of all stock options awarded to each officer during 2007. For a description of the assumptions made in computing the FAS 123R values reported in this table, see the discussion of Stock Options and Stock Appreciation Rights in footnote 17 in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Stock options to purchase common shares of the Corporation granted pursuant to the terms of Mr. Klimas’ employment agreement with the Corporation. These options become exercisable in one-third increments over three years, commencing February 1, 2008, and expire on February 1, 2017.

(3)	On January 23, 2007, the Board established the Corporation’s 2007 CEO Short Term Incentive Plan for Mr. Klimas and the 2007 Management Incentive Plan for Key Executives. Mr. White, Mr. Soltis, and Mr. Campagna were the Named Executive Officers designated as participants in the 2007 Management Incentive Plan for Key Employees. Under the terms of both plans, cash bonuses would have been paid to participants based upon the Corporation’s achievement of profitability goals for 2007 and certain other financial and non-financial goals, as determined by the Compensation Committee. In order for any bonus to have been payable to any participant under either plan, the Corporation had to achieve the target profitability goal, which was established as net earnings of $6,578,000 for 2007. The size of the total potential bonus pool available under the plan would have increased as the Corporation’s profitability increased, subject to a maximum capped amount of 200% of the aggregate target bonuses for all participants in each plan using straight line interpolation between the performance goal and the actual amount of net earnings achieved. If the Corporation had achieved the specified target profitability amount, the Compensation Committee would have determined, in its sole discretion, the total amount of the bonus that was to be distributed to the Chief Executive Officer under the CEO Short Term Incentive Plan, and the CEO would have provided recommendations to the Compensation Committee regarding bonus payments under the 2007 Management Incentive Plan for Key Employees to the participants in the plan, including Mr. White, Mr. Soltis and Mr. Campagna, subject to the approval of the Compensation Committee in its sole discretion. The Corporation did not achieve the 2007 target profitability goal and, accordingly, no bonus amounts were paid under either plan for 2007. See “Compensation Discussion and Analysis” above for further discussion of these bonus plans.

Stock Options and 2006 Stock Incentive Plan

Each of the outstanding stock options granted prior to August 2007 were made pursuant to stock option agreements established outside of a stock option plan. In 2006, the Corporation established the LNB Bancorp, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), a shareholder-approved equity incentive plan which permits the Corporation to grant incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, restricted shares and restricted share units to officers and other key employees of the Corporation who are eligible to participate in the plan as determined by the Compensation Committee in its sole discretion. The maximum number of shares of the Corporation that may be issued pursuant to awards granted under the 2006 Plan is 600,000 shares, up to 400,000 of which may be granted in the form of stock options and 200,000 of which may be granted in the form of restricted shares. The total number of shares underlying awards granted under the Plan to any participant in any fiscal year, regardless of whether any of those awards are subsequently canceled, forfeited, or terminated, will not exceed 60,000 shares. Awards granted under the 2006 Plan are subject to the terms of the plan and such terms as may be specified by the Compensation Committee. The 2006 Plan is administered by the Compensation Committee, which includes the authority to determine the terms and conditions of awards granted under the plan and to interpret, administer and implement the plan.

Stock Appreciation Rights Plan

The Stock Appreciation Rights (SAR) Plan permits the Compensation Committee to grant SARs, to be settled in cash only, to officers and other key employees of the Corporation who are eligible to participate in the SAR Plan as determined by the Compensation Committee in its sole discretion. The Compensation Committee may grant SARs for up to an aggregate of 50,000 common shares of the Corporation under the SAR Plan. SARs, when exercised, will entitle the holder thereof to a cash payment based on the appreciation in the fair market value of the common shares underlying the SAR, subject to the terms of the SAR Plan and such terms as may be specified by the Compensation Committee. The purpose of the SAR Plan is to provide long-term incentive compensation opportunities that are intended to help the Corporation attract and retain skilled employees, motivate participants to achieve long-term success and growth of the Corporation, and align the interests of the participating employees with those of the shareholders of the Corporation. The Compensation Committee has the authority to grant SARs under the SAR Plan.

Outstanding Equity Awards at December 31, 2007

The following table shows, for the Named Executive Officers, outstanding equity awards held by such officers at December 31, 2007.

	Option Awards						Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
				Equity					Awards:	Awards:
				Incentive					Number of	Market or
				Plan Awards:				Market	Unearned	Payout Value
	Number of	Number of		Number of			Number	Value of	Shares,	of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)

Daniel E. Klimas	20,000	10,000	(1)	—	$19.10	2/1/2015	—	—	—	—
	10,000	20,000	(2)	—	19.17	2/1/2016
		30,000	(3)	—	16.00	2/1/2017	—	—	—	—
Terry M. White	1,166	2,334	(4)	—	19.00	1/20/2016	—	—	—	—
Sharon L. Churchill	—	—		—	—	—	—	—	—	—
Frank A. Soltis	2,500	—		—	16.50	6/27/2015	—	—	—	—
	833	1,667	(4)	—	19.00	1/20/2016	—	—	—	—
Paul A. Campagna	1,166	2,334	(4)	—	19.00	1/20/2016	—	—	—	—

(1)	These stock options become exercisable in one-third increments over three years commencing February 1, 2006.

(2)	These stock options become exercisable in one-third increments over three years commencing February 1, 2007.

(3)	These stock options become exercisable in one-third increments over three years commencing February 1, 2008.

(4)	These stock appreciation rights become exercisable in one-third increments over three years commencing January 20, 2007.

None of the Named Executive Officers exercised stock options or stock appreciation rights during 2007.

Other Potential Post-Employment Compensation

Severance and Change of Control Benefits

The Corporation entered into employment agreements with Daniel E. Klimas and Terry M. White that provide severance and change of control benefits upon termination of employment for certain reasons. See the discussion of these agreements included above with the Summary Compensation Table. The severance and change of control benefits payable to Mr. Klimas and Mr. White are addressed in their respective employment agreements, as discussed below. Mr. White resigned from the Corporation effective as of January 25, 2008.

Mr. Klimas

If Mr. Klimas terminates his employment with the Corporation as a result of a breach of his employment agreement by the Corporation or for good cause, or if the Corporation terminates his employment without cause, the Corporation shall continue to pay to Mr. Klimas his salary, and health and life insurance benefits, as in effect immediately prior to the termination, for the then remaining term of the agreement. In addition, Mr. Klimas shall be entitled to a pro rata portion of the annual bonus and long-term incentive awards applicable to the year in which such termination occurs and an annual bonus and long-term incentive awards each equal to 50% of his salary as in effect immediately prior to termination for the then remaining term of the agreement. Mr. Klimas shall also be entitled to be immediately awarded any stock options provided for in the agreement but not then issued, and all unvested stock options held by Mr. Klimas will become immediately exercisable in full. For purposes of the agreement, “good cause” means (i) a material adverse change in Mr. Klimas’ position, responsibilities, duties, or status, or title or offices, with the Corporation, (ii) a reduction in Mr. Klimas’ salary, (iii) a requirement that Mr. Klimas be based at a location more than 50 miles from his current residence in Westlake, Ohio, or (iv) failure of the Corporation to comply with the employee benefit provisions of the agreement. In accordance with the terms described above, assuming that Mr. Klimas’ employment with the Corporation was terminated by the Corporation without cause or by Mr. Klimas for good reason as of December 31, 2007, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $625,000 in respect of his applicable base salary for the remainder of the term of the agreement; (2) $1,950 in respect of the continuation of his health and life insurance benefits as then in effect through the remainder of the term of the agreement; and (3) $300,000 in respect of his annual bonus and long-term incentive awards for 2007, for a total of $926,950.

Under Mr. Klimas’ employment agreement, Mr. Klimas is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been an officer of the Corporation.

Under Mr. Klimas’ employment agreement, if, at any time within two years after the occurrence of a “change in control” (as defined in the agreement), Mr. Klimas’ employment is terminated by the Corporation (except for cause) or Mr. Klimas terminates his employment for good reason, the Corporation will pay to Mr. Klimas a lump sum severance benefit equal to the sum of (a) Mr. Klimas’ highest annual base salary as measured from the date of termination through the end of the term of the agreement (but not less than 24 months), (b) any bonuses earned but unpaid through the date of termination, (c) a pro rated portion of Mr. Klimas’ annual bonus amount for the fiscal year in which the termination occurs, (d) any accrued and unpaid vacation pay, (e) the annual bonus for each remaining year of the term of the agreement (but not less than 24 months) in an amount equal to 50% of Mr. Klimas’ salary as in effect on the date of termination, and (f) a pro rated portion of the long-term incentive awards payable for the year in which the termination occurs and the long-term incentive awards payable for each remaining year of the term of the agreement (but not less than 24 months) in an amount equal to 50% of Mr. Klimas’ salary as in effect on the date of termination. Mr. Klimas shall also be entitled to be immediately awarded any stock options provided for in the agreement but not then issued, and all unvested stock options held by Mr. Klimas will become immediately exercisable in full. If the termination of employment occurs on or before February 1, 2009, Mr. Klimas will be entitled to receive “gross-up” payments to the extent that payment of any of the foregoing amounts results in excise taxes or penalties under Section 280G or 4999 of the Internal Revenue Code. For purposes of the agreement, “good reason” means, at any time after a change in control, (i) a material adverse change in Mr. Klimas’ position, responsibilities, duties, or status, or title or offices, with the Corporation from those in effect before the change of control, (ii) a reduction in Mr. Klimas’ base salary or failure to pay an annual bonus equal to or greater than the annual bonus earned for the year prior to the change in control, (iii) a requirement that Mr. Klimas be based at a location more than 50 miles from where he was located prior to the change in control or a substantial increase in Mr. Klimas’ business travel obligations as compared to such obligations prior to the change in control, and (iv) failure of the Corporation to continue any material employee benefit or compensation plan in which Mr. Klimas was participating prior to the change in control or provide Mr. Klimas with vacation in accordance with the policies in effect prior to the change in control. For purposes of the employment agreement, “cause” includes failure to perform duties as an employee, illegal conduct or gross misconduct, conviction of a felony, or breach of non-competition or non-disclosure obligations of the employee. In accordance with the terms described above, assuming that a change of control of the Corporation occurred as of December 31, 2007 and Mr. Klimas’ employment with the Corporation was terminated by the Corporation without cause or by Mr. Klimas for good reason immediately thereafter, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $633,877 in respect of his applicable base salary through the end of the term of the agreement; (2) $1,950 in respect of the continuation of his health and life insurance benefits as then in effect through the end of the term of the agreement; (3) $300,000 in respect of his annual bonus and long-term incentive awards for 2007; (4) $312,500 in respect of annual bonus and long-term incentive awards through the end of the term of the agreement; and (5) $0 in respect of the Corporation’s estimated amount that would be payable to “gross up” Mr. Klimas for excise taxes or penalties under Section 280G or 4999 of the Internal Revenue Code, for a total of $1,248,327.

Mr. White

Mr. White’s employment agreement provided that, if Mr. White terminated his employment with the Corporation as a result of a breach of the employment agreement by the Corporation or if the Corporation terminated his employment without cause, he was to be paid an amount equal to his total compensation (as reflected on his Form W-2 federal income tax statement) for the prior calendar year for a period of either one or two years following the date of termination, based on whether the non-compete provisions of the agreement will be in effect for one or two years following termination, as determined at the election of the Corporation. In accordance with the foregoing terms, assuming that Mr. White’s employment with the Corporation was terminated as of December 31, 2007 by the Corporation without cause or by Mr. White as a result of a breach of the employment agreement and that the non-compete provisions of his agreement would remain in effect for two years following termination, he would have been entitled to receive $395,000 in respect of his total compensation in 2007 paid for two years following the date of termination.

Under Mr. White’s employment agreement, Mr. White is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been an officer of the Corporation.

Mr. White’s employment agreement also provided that, if, at any time within two years after the occurrence of a “change in control” (as defined in the agreement), Mr. White’s employment was terminated by the Corporation (except for cause) or Mr. White terminated his employment for good reason, the Corporation would have paid to Mr. White a lump sum severance benefit equal to the sum of (a) 200% of Mr. White’s highest annual base salary through the date of termination, (b) any base salary and bonuses earned but unpaid through the date of termination, (c) a pro rated portion of Mr. White’s annual bonus amount for the fiscal year in which the termination occurs, and (d) any accrued and unpaid vacation pay. For purposes of the agreement, “good reason” meant, at any time after a change in control, (i) a material adverse change in Mr. White’s position, responsibilities, duties, or status, or title or offices, with the Corporation from those in effect before the change of control, (ii) a reduction in Mr. White’s base salary or failure to pay an annual bonus equal to or greater than the annual bonus earned for the year prior to the change in control, (iii) a requirement that Mr. White be based at a location more than 50 miles from where he was located prior to the change in control or a substantial increase in Mr. White’s business travel obligations as compared to such obligations prior to the change in control, and (iv) failure of the Corporation to continue any material employee benefit or compensation plan in which Mr. White was participating prior to the change in control or provide Mr. White with vacation in accordance with the policies in effect prior to the change in control. For purposes of the employment agreement, “cause” included failure to perform duties as an employee, illegal conduct or gross misconduct, conviction of a felony, or breach of non-competition or non-disclosure obligations of the employee. In accordance with the terms described above, assuming that a change of control of the Corporation occurred as of December 31, 2007 and Mr. White’s employment with the Corporation was terminated by the Corporation without cause or by Mr. White for good reason immediately thereafter, the amounts and/or values of the benefits he would have been entitled to receive are as follows: (1) $395,000 in respect of his applicable base salary; and (2) $29,625 in respect of his annual bonus for 2007.

Director Compensation

Non-employee Director Compensation is determined annually by the Board of Directors acting upon the recommendation of the Compensation Committee. Directors who are also employees of the Corporation receive no additional compensation for service as a director. The following table shows the compensation paid to non-employee directors for service during 2007.

Director Compensation Table

						Change in
						Pension
	Fees					Value and
	Earned or				Non-Equity	Nonqualified
	Paid in		Stock	Option	Incentive Plan	Deferred	All Other
	Cash		Awards	Awards	Compensation	Compensation	Compensation		Total
Name	($)(1)		($)	($)	($)	Earnings	($)		($)

Daniel P. Batista	$27,500		$—	$—	$—	$—	$—		$27,500
Robert M. Campana	32,500		—	—	—	—	—		32,500
J. Martin Erbaugh	20,625	(2)	—	—	—	—	3,000	(3)	23,625
Terry D. Goode	32,500		—	—	—	—	—		32,500
James R. Herrick	47,500		—	—	—	—	—		47,500
Lee C. Howley	32,500		—	—	—	—	—		32,500
James F. Kidd(4)	32,500		—	—	—	—	—		32,500
David M. Koethe	6,875	(5)	—	—	—	—	—		6,875
Kevin C. Martin	27,500		—	—	—	—	—		27,500
Benjamin G. Norton	27,500		—	—	—	—	—		27,500
Stanley G. Pijor	6,875	(5)	—	—	—	—	—		6,875
Jeffrey F. Riddell	32,500		—	—	—	—	—		32,500
John W. Schaeffer, M.D.	27,500		—	—	—	—	—		27,500
Eugene M. Sofranko	27,500	(6)	—	—	—	—	—		27,500
Donald F. Zwilling	27,500		—	—	—	—	—		27,500

(1)	The Corporation pays a base annual fee to each Director of $27,500. The Vice Chairman of the Board of Directors (Mr. Kidd) and each of the Committee Chairmen (Messrs. Campana, Goode, Howley and Riddell) are paid a base annual fee of $32,500, and the Chairman of the Board of Directors (Mr. Herrick) is paid a base annual fee of $47,500.

(2)	Mr. Erbaugh joined the Board of Directors on May 10, 2007 in connection with the Corporation’s acquisition of Morgan Bancorp, Inc.

(3)	Represents fees paid to Mr. Erbaugh for service as a member of the Corporation’s Morgan Advisory Board. The Morgan Advisory Board is a six person committee comprised of former directors of Morgan Bank that the Corporation has formed for the purpose of providing input and advice on the Corporation’s Morgan Bank business. The Morgan Advisory Board met three times during 2007, and each member was paid a fee of $1,000 per meeting attended.

(4)	Amounts set forth in this table with respect to Mr. Kidd represent fees paid to Mr. Kidd for serving as Vice Chairman of the Board of Directors. In addition, the Corporation has an individual supplemental retirement agreement with Mr. Kidd, which was entered into during and in connection with Mr. Kidd’s service as an employee of the Corporation. The agreement provides supplemental retirement benefits to Mr. Kidd, in addition to the retirement benefits generally provided to all employees of the Corporation, in the event of: normal retirement; reduced supplemental retirement benefits in the event of early retirement; disability prior to retirement; death; or discharge “without cause.” Upon his retirement as an employee of the Corporation in 1999, Mr. Kidd became entitled under the agreement to receive annual payments of $53,474, commencing March 1, 2000 and continuing for 10 years. These payments were deferred during Mr. Kidd’s term as interim CEO of the Corporation, but resumed in February 2005 and will continue until 2010.

(5)	Mr. Koethe and Mr. Pijor each retired from the Board of Directors effective as of the Corporation’s 2007 Annual Meeting of Shareholders on April 17, 2007.

(6)	Mr. Sofranko retired from the Board of Directors effective as of October 31, 2007.

Certain Transactions

Directors and executive officers of the Corporation and their associates were customers of, or had transactions with, the Corporation or the Corporation’s banking or other subsidiaries in the ordinary course of business during 2007. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve greater than normal risk of collectibility or present other unfavorable features.

Review of Certain Transactions

The Corporation has written procedures for reviewing transactions between the Corporation and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

The Corporation annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. The Corporation’s Audit and Finance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under Nasdaq National Market listing standards and applicable SEC rules.

In addition to the annual review, the Corporation’s Code of Ethics and Business Conduct requires that the Corporation’s Chief Executive Officer be notified of any proposed transaction involving a director or executive officer that may present an actual or potential conflict of interest, and that such transaction be presented to and approved by the Audit and Finance Committee.

Upon receiving any notice of a related person transaction involving a director or executive officer, the Chief Executive Officer will discuss the transaction with the Chairman of the Corporation’s Audit and Finance Committee. If the any likelihood exists that the transaction would present a conflict of interest or, in the case of a director, impair the director’s independence, the Audit and Finance Committee will review the transaction and its ramifications. If, in the case of a director, the Audit and Finance Committee determines that the transaction presents a conflict of interest or impairs the director’s independence, the Board of Directors will determine the appropriate response. If, in the case of an executive officer, the Audit and Finance Committee determines that the transaction presents a conflict of the interest, the Audit and Finance Committee will determine the appropriate response. The related party transactions described above were approved by the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires LNB’s executive officers, directors and greater than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and LNB reports regarding their ownership of and transactions in LNB’s securities. Based upon written representations and copies of reports furnished to LNB by Insiders, all reports required to be filed by Insiders pursuant to Section 16 during 2007 were made on a timely basis with the exception of:

Mr. J. Martin Erbaugh — one Form 3 that was not filed in a timely manner;

Mr. Lee C. Howley — one Form 4 reporting one transaction that was not filed in a timely manner; and

Mr. Donald F. Zwilling — one Form 4 reporting one transaction that was not filed in a timely manner.

SELECTION OF AUDITORS

The Audit and Finance Committee of the Board of Directors has selected Plante & Moran, PLLC as independent auditor for 2008. We expect representatives of Plante & Moran, PLLC to be present at the Annual

Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the Annual Meeting.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that may be presented at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the enclosed proxy card directs the persons voting such proxy to vote in accordance with their discretion.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to LNB Bancorp, Inc., Attn: Investor Relations, 457 Broadway, Lorain, Ohio 44052. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Corporation in connection with its annual meeting of shareholders to be held in 2009 must do so no later than December 31, 2008. To be considered eligible for inclusion in the Corporation’s 2009 Proxy Statement, a proposal must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended. Shareholder proposals should be directed to LNB Bancorp, Inc., Attention: Investor Relations, 457 Broadway, Lorain, Ohio 44052. Unless notice of a shareholder proposal for the 2009 annual meeting of shareholders is received by the Corporation not later than March 16, 2009, the Corporation may vote all proxies in its discretion with respect to any shareholder proposal properly brought before the annual meeting.

The Corporation’s Amended Code of Regulations establishes advance notice procedures as to the nomination by shareholders of candidates for election as directors. In order to make a director nomination, it is necessary that you notify the Corporation in writing no fewer than 14 days nor more than 50 days in advance of next year’s Annual Meeting unless the Corporation gives you less than 21 days notice of the Annual Meeting and then notice of nominations must be given no later than the seventh day after we mailed notice of the Annual Meeting to you. Notice of nominations of directors must also meet all other requirements contained in the Corporation’s Amended Code of Regulations. You may obtain the Code of Regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

ANNUAL REPORT

We will provide without charge a copy of the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007 to any shareholder who makes a written request for it directed to Robert F. Heinrich, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

We urge you to sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting in person.

LNB Bancorp, Inc. 457 Broadway Lorain, OH 44052
Vote by Internet — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future Shareholder Communications

If you would like to reduce the costs incurred by LNB Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Vote by Phone — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LNB Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

LNB BANCORP, INC.

Proxy Card for the 2008 Annual Meeting of Shareholders of LNB Bancorp, Inc.
Scheduled for May 20, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel E. Klimas, Sharon L. Churchill and Robert F. Heinrich, or any of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all common shares of LNB Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of LNB Bancorp, Inc. scheduled for May 20, 2008 at 10:00 a.m., local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052, and at any adjournments or postponements of the meeting (the “Annual Meeting”). This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted “FOR” the director nominees with respect to the election of directors in Proposal 1. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting.

Note:  Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please be sure to sign and date this Proxy in the box below.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owner]	Date

Proxy
LNB Bancorp, Inc.

Proxy Card for the 2008 Annual Meeting of Shareholders of LNB Bancorp, Inc.
Scheduled for May 20, 2008

The Board of Directors unanimously recommends that you vote “FOR” the director nominees in Proposal 1. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made with respect to any proposal specified herein, this Proxy will be voted in accordance with the Board of Director’s recommendations.

The Board of Directors recommends that you vote “FOR” LNB’s director nominees in Proposal 1.

1.	To elect four directors of LNB:

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1)	Terry D. Goode
2)	James R. Herrick	☐	☐	☐
3)	Kevin C. Martin
4)	Benjamin G. Norton

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

If any other matters properly come before the meeting, the persons named in this Proxy will vote the shares represented by this Proxy in their discretion.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE